Exhibit 99.1
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PRESS RELEASE

CONTACTS

Industry Information                                       Investor Relations
--------------------                                       ------------------
Jayson Schkloven                                           Alan Roden
(703) 390-1529                                             (631) 962-9304
schkloven@merrittgrp.com                                   alan.roden@verint.com

             VERINT ANNOUNCES CHIEF FINANCIAL OFFICER SUCCESSOR PLAN

           Igal Nissim to Take on New Executive Role and Doug Robinson
            to Assume CFO Position Following Verint Becoming Current
                         with Its Reporting Obligations

MELVILLE, N.Y. AUGUST 14, 2006 - Verint Systems Inc. (NASDAQ: VRNT), a leading provider of analytic software-based solutions for security and business intelligence, today announced a Chief Financial Officer successor plan.

After serving as Verint's Chief Financial Officer for over seven years and being in financial leadership roles for his entire career, Igal Nissim expressed an interest in taking on a new executive role at Verint. Igal Nissim will remain CFO until Verint becomes current with its reporting obligations under the Securities Exchange Act of 1934, after which time he will direct corporate special projects reporting to the CEO. Igal will continue to serve on Verint's Board of Directors.

"I would like to thank Igal for his invaluable contributions to Verint as Chief Financial Officer. Igal has provided strong leadership through Verint's IPO and 18 quarters of consecutive revenue growth," said Dan Bodner, Verint's CEO and President. I have tremendous respect and confidence in Igal and look forward to working with him in his new role at Verint."

Douglas E. Robinson comes to Verint with approximately 25 years of senior executive and financial experience. For the last 17 years, Mr. Robinson held various financial roles at CA, Inc., one of the world's largest information technology management software companies with revenues of $3.8 billion in its latest fiscal year. Most recently, he was Senior Vice President, Finance of CA's Americas Division. Mr. Robinson will be based at Verint's headquarters in Melville, New York and will assume the Chief Financial Officer position once Verint becomes current with its reporting obligations.

"We are delighted to add such a seasoned professional to Verint's management team," said Mr. Bodner. "We are intensely focused on the growing actionable intelligence market and Doug brings to Verint a tremendous amount of experience in finance and management that will help take Verint to the next level."

VERINT APPOINTS DOUG ROBINSON AS CHIEF FINANCIAL OFFICER SUCCESSOR
AUGUST 14, 2006
PAGE 2


ABOUT VERINT SYSTEMS INC.
Verint Systems Inc., headquartered in Melville, New York, is a leading provider of analytic software-based solutions for security and business intelligence. Verint software, which is used by over 1,000 organizations in over 50 countries worldwide, generates actionable intelligence through the collection, retention and analysis of voice, fax, video, email, Internet and data transmissions from multiple communications networks. Verint is a subsidiary of Comverse Technology, Inc. (NASDAQ: CMVT). Visit us at our website www.verint.com.

Note: Certain statements concerning Verint's future revenues, earnings per share, results or prospects are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important risks, uncertainties and other important factors that could cause actual results to differ materially include, among others: potential impact on Verint's financial results as a result of Comverse's creation of a special committee of the Board of Directors of Comverse to review matters relating to grants of Comverse stock options, including but not limited to, the accuracy of the stated dates of Comverse option grants and whether Comverse followed all of its proper corporate procedures and the results of the Comverse special committee's review; the effect of Verint's failure to timely file all required reports under the Securities Exchange Act of 1934, and the resultant potential delisting of Verint's common stock on Nasdaq; the impact of governmental inquiries arising out of or related to option grants; introducing quality products on a timely basis that satisfy customer requirements and achieve market acceptance; lengthy and variable sales cycles create difficulty in forecasting the timing of revenue; integrating the business and personnel of Mercom and CM Insight; risks associated with significant foreign operations, including fluctuations in foreign currency exchange rates; aggressive competition in all of Verint's markets, which creates pricing pressure; integrating the business and personnel of MultiVision, including implementation of adequate internal controls; managing our expansion in the Asia Pacific region; risks that Verint's intellectual property rights may not be adequate to protect its business or that others may claim that Verint infringes upon their intellectual property rights; risks associated with integrating the business and employees of Opus and RP Sicherheissysteme GMBH; risks associated with Verint's ability to retain existing personnel and recruit and retain qualified personnel in all geographies in which Verint operates; decline in information technology spending; changes in the demand for Verint's products; challenges in increasing gross margins; risks associated with changes in the competitive or regulatory environment in which Verint operates; dependence on government contracts; expected increase in Verint's effective tax rate; perception that Verint improperly handles sensitive or confidential information; inability to maintain relationships with value added resellers and systems integrators; difficulty of improving Verint's infrastructure in order to be able to continue to grow; risks associated with Comverse Technology, Inc. controlling Verint's business and affairs; and other risks described in filings with the Securities and Exchange Commission. All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Verint's website at www.verint.com. Verint makes no commitment to revise or update any forward-looking statements.
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Verint, the Verint word mark, Actionable Intelligence, Powering Actionable
Intelligence, STAR-GATE, RELIANT, NEXTIVA, LORONIX, SmartSight, Lanex and ULTRA are trademarks of Verint Systems Inc. Other names may be trademarks of their respective owner.